PRESS RELEASE

SOURCE: First Trust Advisors L.P.

First Trust Announces Completion of First Trust Dynamic Europe Equity Income Fund’s Reorganization into First Trust Active Global Quality Income ETF

Wheaton, IL – (BUSINESS WIRE) – November 21, 2023 – First Trust Advisors L.P. (“FTA”) announced today that the reorganization of First Trust Dynamic Europe Equity Income Fund (NYSE: FDEU), a closed-end management investment company managed by FTA and sub-advised by Janus Henderson Investors US LLC (“Janus Henderson Investors”), into First Trust Active Global Quality Income ETF (NYSE Arca: AGQI), an actively managed exchange-traded fund (“ETF”) managed by FTA and sub-advised by Janus Henderson Investors, was completed prior to the open of the NYSE Arca on November 21, 2023.

As previously announced, the shareholders of FDEU approved FDEU’s reorganization into AGQI at a Special Meeting of Shareholders on October 23, 2023. The reorganization was approved by the Board of Trustees of each of FDEU and AGQI on March 22, 2023.

In the reorganization, the assets of FDEU were transferred to, and the liabilities of FDEU were assumed by, AGQI. The shareholders of FDEU received shares of AGQI with a value equal to the aggregate net asset value of the shares of FDEU held by them.

AGQI is an actively managed ETF that seeks income with the potential for capital growth over the longer-term. AGQI pursues these investment objectives by investing primarily in income-producing equity securities, and will typically invest at least 40% of its net assets in securities of issuers or companies that are economically tied to different countries throughout the world, excluding the United States.

FTA is a federally registered investment advisor and serves as the investment advisor of AGQI. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $187 billion as of October 31, 2023 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Janus Henderson Investors, a subsidiary of Janus Henderson Group, PLC, serves as AGQI’s investment sub-advisor. Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of September 30, 2023, Janus Henderson had approximately US$308 billion in assets under management, more than 2,000 employees, and offices in 24 cities worldwide. Headquartered in London, the company is listed on the NYSE and the ASX.

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of AGQI. An investor should carefully consider the investment objectives, risks, charges and expenses of AGQI before investing. The prospectus for AGQI contains this and other important information and is available free of charge by calling First Trust Portfolios L.P. at 1-800-621-1675 or visiting www.ftportfolios.com. The prospectus should be read carefully before investing.

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CONTACT: Dan Lindquist – (630) 517-8692

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CONTACT: Chris Fallow – (630) 517-7628

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CONTACT: Jim Dykas – (630) 517-7665

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SOURCE: First Trust Advisors L.P.